MDU Resources Announces Preliminary First Quarter Results,
Oil Production Grows 19% and Rig Count Reaches 10,
Advance Determination of Prudence Approved for Natural Gas Plant,
Reaffirms 2012 Earnings Guidance

BISMARCK, N.D. - April 17, 2012 - MDU Resources Group, Inc. (NYSE:MDU) today announced preliminary unaudited financial results for the first quarter of 2012. The company expects to report first quarter earnings of approximately 19 cents per share, at the upper end of the first quarter earnings guidance range provided in February.

“We are pushing the upper range of our guidance, even with some weather and pricing challenges, which is a good indication of the strength of our operations,” said Terry D. Hildestad, president and chief executive officer of MDU Resources.

“Our utility operations experienced weather that was generally warmer than normal throughout the eight-state service territory compared to colder than normal temperatures in 2011,” Hildestad said. “In addition, our exploration and production company was affected by low realized natural gas prices during the quarter along with a widening of Bakken wellhead oil pricing spreads in March, compared to WTI posted prices. However, the price spread for April has improved, and forecasts indicate continued improvement throughout 2012.

“Our businesses are making good progress in executing their 2012 business plans,” Hildestad said. “Our construction services group had a strong quarter and we are making changes we believe will improve results at our construction materials business. Our pipeline storage group continued to be affected by the narrow natural gas pricing differentials. However, we are finding opportunities to invest in this segment as it expands into the liquids side of the midstream business. Our utility recently received approval for advance determination of prudence for our estimated $85 million investment into an 88-megawatt natural gas generation facility. This is a significant investment included in our approximate $915 million five-year utility capital growth program.”

Hildestad noted that the company's exploration and production business is on track to reach its 2012 targeted oil production increase of 20 percent to 30 percent over last year. Strong oil production growth during the latter part of the first quarter, primarily at Fidelity's Bakken operations, helped drive the company's overall oil production to approximately 10,500 barrels per day. This is an increase of approximately 19 percent from the same period a year earlier. The company has eight more oil rigs than a year ago, with a total of 10 rigs operating across its properties today. Five rigs are operating in the prolific

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Bakken, where the company holds approximately 124,000 net leasehold acres and has plans to invest approximately 40 percent of Fidelity's capital this year.

“With our natural gas properties being held by production and gas prices reaching 10-year lows, we believe it is prudent to curtail gas production into an over-supplied market and focus our efforts on our substantial liquids-based opportunities,” Hildestad said.

Based on the company's projections for the remainder of 2012, annual earnings guidance is reaffirmed in the range of $1.00 to $1.25. This guidance includes assumptions for NYMEX natural gas prices in the range of $2.25 to $2.75 per Mcf and NYMEX oil prices in the range of $95 to $105 per barrel.

“We are committed to growing our company. We are executing on our strategy and that gives us optimism about a bright future for the company,” Hildestad added.

Conference Call

Following the company's release of first quarter earnings on April 30, a webcast and conference call to discuss results will be held May 1 beginning at 11 a.m. EDT and can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay is (855) 859-2056, or (404) 537-3406 for international callers, conference ID 66804286.

Forward-Looking Statement

The information in this release includes certain forward-looking statements, including statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources' most recent Form 10-K.

About MDU Resources

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services companies. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial: Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media: Rick Matteson, director of communications and public affairs, (701) 530-1700

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